Exhibit 99.1
Commercial Metals Company to Acquire Australian Long Products Distributor
G.A.M. Steel Pty. Ltd. in Expansion of its Steel Distribution Business
     Irving, TX — May 26, 2011 — Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, announced today that it has entered into a definitive agreement to purchase G.A.M. Steel Pty. Ltd. (G.A.M.) based in Melbourne, Australia. G.A.M. is a leading distributor and processor of steel long products and plate, servicing the structural fabrication, rural and manufacturing segments in the state of Victoria. This long established business operates from large, modern facilities in Derrimut, a western suburb of Melbourne. G.A.M. has developed a market leading reputation for offering a wide range of long products as well as excellent customer service. Completion of the acquisition is contingent upon customary closing conditions.
     CMC currently holds a significant position in steel marketing and distribution in Australia. In addition to being a leading importer, CMC has strong distribution relationships with domestic flat and long steel producers and a growing role in the supply of consumables to the foundry, aluminum and steel segments. The acquisition of G.A.M. will complement CMC’s existing national long products distribution investments in Australia.
     CMC President and Chief Operating Officer Joe Alvarado said, “This acquisition is part of CMC’s ongoing strategic expansion of its marketing and distribution business and will spearhead the expansion of its Australian steel distribution business in Victoria, Australia’s strongest market for processed steel. The Australian economy is sound and the outlook for construction and, therefore, steel demand is positive. Combined these provide significant opportunities for growth driven by a surging resource sector.”
     At closing, G.A.M. will continue to operate as an independent steels distribution business, but with opportunities for synergies with our group companies.
     CMC is being advised by Maddocks (legal advisor). G.A.M. is being advised by Pitcher Partners (M&A advisor) and Arnold Bloch Leibler (legal advisor).
Forward Looking Statements
     Statements made in this press release that relate to future events, expectations, performance or financial results of CMC are forward-looking statements within the meanings of securities laws. CMC cautions that, by their nature, forward-looking statements involve risk and uncertainty. In particular there can be no assurance that the transaction disclosed in this press release will be completed or that financial or operational results resulting from the transaction will be advantageous to CMC. The forward-looking statements contained in this press release speak only as of this date, and the Company does not assume any obligation to update.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354